Exhibit 10.2

Date:	August 3, 2005

To:	Peter T. Dameris

From:	Michael J. Holtzman, Senior Vice President, Finance and Chief Financial Officer

RE:	Notice of Contingent Restricted Stock Unit Award

You were granted a Contingent Restricted Stock Unit Award (an “Award”) from On Assignment, Inc. (the “Company”) on August 3, 2005. Your Award is subject to certain terms and conditions in this letter.

1.                                       Amount of your Award: The amount of your Award is $1,200,000, payable in stock units or cash as specified in paragraph 2 below.

2.                                       Payment of Your Award:  Subject to approval of the Plan Amendment (as described in paragraph 3 below), if you remain employed by the Company until the date of the Company’s 2006 Annual Shareholders Meeting, you will be granted stock units representing shares of the Company’s common stock with a value equal to the amount of your Award.  The value will be determined based on the closing price of the Company’s common stock on the date immediately prior to the Company’s 2006 Annual Shareholders Meeting.

Notwithstanding the preceding paragraph, if the Company under goes a Change of Control (as defined in your Executive Change of Control Agreement with the Company) prior to the Company’s 2006 Annual Shareholders Meeting and you remain employed by the Company until the Change of Control, the amount of your Award as set forth in paragraph 1 will be paid to you in cash (less applicable withholding taxes) upon the consummation of the Change of Control, and you shall not receive a grant of stock units.  If your employment is terminated by the Company without Cause (as defined in your Executive Change of Control Agreement) during the period commencing with the Company entering into a definitive agreement that would result in a Change of Control and ending with the consummation of the Change of Control, you shall be considered to have been employed until the Change of Control for the purpose of this paragraph 2.

3.                                       Other Important Terms and Conditions:  Your Award is contingent upon the approval by the Company’s Board of Directors (the “Board”) and the shareholders of the Company of an amendment to the Restated 1987 Stock Option Plan (the “Plan”) increasing the number of shares available for grant as awards other than stock options (the “Plan Amendment”), except to the extent a

Change of Control occurs prior to the date of the Company’s 2006 Annual Shareholders Meeting.  If the Board and the shareholders of the Company do not approve the Plan Amendment at or prior to the Company’s 2006 Annual Shareholders Meeting, and a Change of Control has not occurred prior to the date of the Company’s 2006 Annual Shareholders Meeting, you will not be granted stock units or receive a cash payment in respect of your Award and your Award will immediately lapse.

If the Board and the Company’s shareholders approve the Plan Amendment and you are granted stock units in satisfaction of your Award, the stock units will be subject to the terms and conditions determined by the Compensation Committee, including a required vesting schedule of thirteen equal quarterly installments, except as otherwise provided in your Executive Change of Control Agreement with the Company.  Any payment of your Award shall be reduced for applicable withholding taxes.